FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2017 (this “Amendment”), is made and entered into by and among BV Parent, LLC (“Parent”), BV Merger Sub, Inc. (“Merger Subsidiary”) and Bazaarvoice, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement (as defined below).
WHEREAS, Parent, Merger Subsidiary and the Company entered into an Agreement and Plan of Merger, dated as of November 26, 2017 (the “Original Agreement”); and
WHEREAS, in accordance Section 8.1 of the Original Agreement, the parties hereto desire to amend the Original Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendment to the Original Agreement. Schedule 1.5 of the Original Agreement is hereby deleted in its entirety and replaced with the text set forth on Annex I hereto.

2.Confirmation of Original Agreement. This Amendment shall not constitute an amendment, modification or waiver of any other provision of the Original Agreement not expressly referred to herein. Except as expressly provided in this Amendment, the provisions of the Agreement are and shall remain in full force and effect.

3.Miscellaneous. Sections 8.5 and 8.10 of the Original Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first above written.
BV PARENT, LLC
By:    /s/ Nathan Pingelton
Name:    Nathan Pingelton
Title:    President

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first above written.
BV MERGER SUB, INC.
By:    /s/ Nathan Pingelton
Name:    Nathan Pingelton
Title:    President

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first above written.
BAZAARVOICE, INC.
By:    /s/ Gene Austin
Name:    Gene Austin
Title: Chief Executive Officer and President

ANNEX I
[See attached.]

Execution Version

SCHEDULE 1.5
ELT MEMBER COMPANY EQUITY AWARDS
The provisions set forth in clauses (a) and (b) of this Schedule 1.51 shall apply with respect to all outstanding Company Equity Awards held by the following employees of the Company (each, an “ELT Member”) instead of the provisions of Section 1.5(a) and Section 1.5(b), respectively, of the Agreement:
Gary Allison,
Eugene Austin,
Kinloch Gill,
Michael Paulson,
Ryan Robinson,
Joseph Rohrlich,
Sara Spivey, and
Kelly Trammell.
(a)
Conditioned upon the occurrence of the Effective Time and without any action on the part of any ELT Member:

(i)
(A) one hundred percent (100%) of each ELT Member’s Vested Company Options, to the extent not exercised prior to the Effective Time, shall be canceled as of immediately prior to the Effective Time, and (B) each ELT Member shall become entitled to receive, at the Effective Time, in consideration of the cancellation of such Vested Company Option, a total amount in cash (without interest and subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement), equal to the product of: (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (y) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”);

(ii)
(A) each ELT Member’s Unvested Company Options that (x) are outstanding as of immediately prior to the Effective Time and (y) have an exercise price per share that is less than the Merger Consideration (the “Closing Options”), shall be canceled as of immediately prior to the Effective Time, and (B) each ELT Member shall become entitled to receive, at the Effective Time, in consideration of the cancellation of such Closing Options, a total amount (subject to applicable Tax withholding as provided below) equal to the Company Option Merger Consideration with respect to such Closing Options (the “Closing Option Merger Consideration”), which shall be paid to each ELT Member as follows:

(A)	an amount in cash equal to twenty percent (20%) of the Closing Option Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement;

(B)
a number of equity interests in MEP-BV Topco, LP (“Topco”) with a value at the Effective Time equal to forty percent (40%) of the Closing Option Merger Consideration, which shall consist of one (1) Class A Preferred Unit of Topco and one (1) Class B Common Unit of Topco for each whole dollar in value of such

1 Capitalized terms used but not otherwise defined in this Schedule 1.5 shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of November 26, 2017 (the “Agreement”), by and among BV Parent, LLC (“Parent”), BV Merger Sub, Inc. (“Merger Subsidiary”) and Bazaarvoice, Inc. (the “Company”).

percentage of the Closing Option Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement, and less the amount specified in clause (a)(iii) below. For the avoidance of doubt, the number of Topco equity interests issuable to such ELT Member under this clause (a)(ii)(B) shall be reduced by a number of Topco equity interests with a value equal to the required Tax withholding on the percentage of the Closing Option Merger Consideration that is converted into Topco equity interests under this clause (a)(ii)(B) (and Parent shall remit, or cause the Company to remit, such amount to the appropriate federal and state Tax authorities) and the cash amount provided for in clause (a)(iii) below; and

(C)
a number of equity interests in Topco with a value at the Effective Time equal to the remainder of the Closing Option Merger Consideration (after the application of clauses (A) and (B) of this clause (a)(ii)), which shall consist of one (1) Class B Common Unit of Topco for each whole dollar in value of such remaining portion of the Closing Option Merger Consideration, which Class B Common Unit of Topco shall be intended to qualify as a profits interest that shall vest over a period of five (5) years from the Effective Date, with twenty percent (20%) of such Class B Common Unit vesting on the one (1)-year anniversary of the Effective Date, and the remainder of such Class B Common Unit vesting on an equal monthly basis in substantially equal installments over the following four (4) years subject to continued service with Parent and/or its Subsidiaries;

provided, however, that, if the exercise price per share of any Company Option held by an ELT Member is equal to or greater than the Merger Consideration, such Company Options that are outstanding as of immediately prior to the Effective Time shall be canceled and terminated without consideration.

(iii)
Parent shall also pay to an ELT Member an amount in cash equal to any income Tax payable by such ELT Member with respect to the equity interests issuable to the ELT Member pursuant to clause (a)(ii)(B) above that is in excess of the deduction required for withholding Tax under Section 1.6 of the Agreement, as determined by the Parent in good faith prior to the Closing.

(b)
Conditioned upon the occurrence of the Effective Time, and without any action on the part of any ELT Member:

(i)
(A) each ELT Member’s Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time (the “Closing RSUs”) shall be canceled as of immediately prior to the Effective Time, and (B) each ELT Member shall become entitled to receive, at the Effective Time, in consideration of the cancellation of such Closing RSUs, a total amount (subject to applicable Tax withholding as provided below) equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Company Common Stock subject to such Closing RSUs (the “Closing RSU Merger Consideration”), which shall be paid to each ELT Member as follows:

(A)	an amount in cash, equal to twenty percent (20%) of the Closing RSU Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement;

(B)
a number of equity interests in Topco with a value at the Effective Time equal to forty percent (40%) of the Closing RSU Merger Consideration, which shall consist of one (1) Class A Preferred Unit of Topco and one (1) Class B Common Unit of Topco for each whole dollar in value of such percentage of the Closing RSU Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement, and less the amount specified in clause (b)(ii) below. For the avoidance of doubt, the number of Topco equity interests issuable to such ELT Member under this clause (b)(i)(B) shall be reduced by a number of Topco equity interests with a value equal to the required Tax withholding on the percentage of the Closing RSU Merger Consideration that is converted into Topco equity interests under this clause (b)(i)(B) (and Parent shall remit, or cause the Company to remit, such amount to the appropriate federal and state Tax authorities) and the cash amount provided for in clause (b)(ii) below; and

(C)
a number of equity interests in Topco with a value at the Effective Time equal to the remainder of the Closing RSU Option Merger Consideration (after the application of clauses (A) and (B) of this clause  (b)(i)), which shall consist of one (1) Class B Common Unit of Topco for each whole dollar in value of such remaining portion of the Closing RSU Merger Consideration, which Class B Common Unit of Topco shall be intended to qualify as a profits interest that shall vest over a period of five (5) years from the Effective Date, with twenty percent (20%) of such Class B Common Unit vesting on the one (1)-year anniversary of the Effective Date, and the remainder of such Class B Common Unit vesting on an equal monthly basis in substantially equal installments over the following four (4) years subject to continued service with Parent and/or its Subsidiaries.

For purposes of this clause (b), the determination of the number of shares of Company Common Stock underlying a performance-based Unvested Company RSU immediately prior to the Effective Time shall, in accordance with the terms of the applicable award agreement, be based upon the deemed achievement of all applicable performance goals at one hundred percent (100%) of target levels.

(ii)
Parent shall also pay to an ELT Member an amount in cash equal to any income Tax payable by such ELT Member with respect to the equity interests issuable to the ELT Member pursuant to clause (b)(i)(B) above that is in excess of the deduction required for withholding Tax under Section 1.6 of the Agreement, as determined by the Parent in good faith prior to the Closing.